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                                                                      EXHIBIT 11

                           COMVERSE TECHNOLOGY, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
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


                                                              Three months ended
                                                          MARCH 31, 1997    APRIL 30, 1998

Basic earnings per share:

  Net income                                                   $15,494         $23,970
                                                               =======         =======

Weighted average number of outstanding common shares            41,551          43,477
                                                               =======         =======

Basic earnings per share                                       $  0.37         $  0.55
                                                               =======         =======

Diluted earnings per share:

  Net income                                                   $15,494         $23,970
                                                               =======         =======

Weighted average number of outstanding common shares            41,551          43,477
Additional shares assuming exercise of stock options             4,075           3,854
                                                               -------         -------

Weighted average number of outstanding common shares
  assuming full dilution                                        45,626          47,331
                                                               =======         =======

Diluted earnings per share                                     $  0.34         $  0.51
                                                               =======         =======

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